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                                                                     EXHIBIT 2.2



                                     [LOGO]


                         FORTUNE PETROLEUM CORPORATION


                                December 7, 1995


VIA FACSIMILE TRANSMISSION
(405) 840-2528

Tony Viele, President
Northport Production Company
2601 N.W. Expressway Street, Suite 902-E
Oklahoma City, Oklahoma 73112

        Re: Fortune Petroleum Corporation/PetroFina Acquisition: Our file no. 552.18

Dear Tony:

        This letter will serve to confirm the agreement between Fortune and Northport whereby Fortune will acquire that undivided 16-2/3% working interest (12-1/2% net revenue interest) in South Timbalier Block 76, offshore Louisiana, currently owned by PetroFina but to be acquired by Northport. The purchase price is to be $2,900,000, subject to offsets attributable to production revenue and expenses subsequent to the effective date of July 1, 1995. This transaction is also subject to the retention by Northport of an overriding royalty interest which shall not reduce the net revenue interest to Fortune below that specified above.

        If the foregoing is consistent with your understanding of the terms of this transaction, please confirm that fact by signing and dating in the space below and return a copy of this letter to the undersigned by facsimile transmission at (310) 477-7663.


                                        Very truly yours,

                                        DEAN W. DRULIAS

                                        DEAN W. DRULIAS
                                        Secretary


ACCEPTED AND AGREED TO THIS
7TH day of December, 1995.

NORTHPORT PRODUCTION COMPANY


By: TONY VIELE
    ------------------------
    TONY VIELE